Exhibit (2)(s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

JOHN HANCOCK ASSET-BASED LENDING FUND

(Exact Name of Registrant as Specified in its Declaration of Trust)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(o)	33,780,488	$20.50(1)	$692,500,000.00	0.0001476	$102,213.00

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock	415(a)(6)	6,511,275.82		$130,225,516.40(2)			N-2	333-260182	July 5, 2022	$12,071.91

	Total Offering Amounts					$822,725,516.40		$102,213.00

	Total Fees Previously Paid											$12,071.91

	Total Fee Offsets

	Net Fee Due							$102,213.00

(1)

Shares are offered at net asset value, which will vary. The proposed maximum offering price per unit is calculated based on the net asset value per share of Registrant’s Class I Shares as of August 31, 2024.

(2)

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes 6,511,275.82 of unsold common shares of beneficial interest (the “Unsold Carryforward Shares”) that were previously registered for sale under the Registrant’s prior Registration Statement on Form N-2 (File No. 333-260182) effective on July 5, 2022 (the “Prior Registration Statement”). The Registrant previously paid filing fees of $12,071.91 in connection with such Unsold Carryforward Shares.